Scholastic Reports Fiscal 2014 Third Quarter Results

NEW YORK, March 20, 2014 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2014 third quarter ended February 28, 2014.

Revenue in the third quarter was $373.5 million, compared to $378.6 million a year ago. The Company reported a loss per share from continuing operations of $0.38, versus a loss of $0.62 in the prior year period. Consolidated loss per share was $0.38 in the quarter, compared to a loss of $0.63 a year ago. The decrease in net loss was solely the result of a favorable settlement of outstanding federal tax audits which resulted in a one-time tax benefit of $13.8 million, or $0.43 per share, in the current period. This one-time tax benefit was partially offset by one-time pre-tax expenses of $6.4 million, or $0.13 per share, which include an impairment charge of $4.7 million related to a minority equity investment in the UK and $1.7 million in severance costs primarily related to a voluntary retirement program for employees at the Company's main distribution center.

Excluding one-time items, the loss per share from continuing operations was $0.68, compared to a loss of $0.56 a year ago, due to lower sales of the Company's higher margin educational technology products in the third quarter, a seasonally lower revenue quarter for Scholastic that typically generates a net loss.

Third quarter operating results were largely driven by sales and profit improvement in book clubs, classroom magazines and media, but were more than offset by the lower educational technology sales. The Educational Technology and Services segment experienced softer sales, mainly due to the amount of sales force time and resources devoted to the previously announced integration of the educational technology and classroom and supplemental materials units during the quarter. The Company's international operations showed improved sales performance when measured in local currencies.

During the third quarter, free cash use (as defined) was $17.0 million, compared to a use of $51.5 million in the prior year period. At quarter-end, net debt (as defined) was $157.7 million, as a result of the Company's purchase of its 555 Broadway headquarters location in New York City, which closed at the end of the fiscal third quarter. A year ago, cash and cash equivalents exceeded the Company's total debt by $41.9 million.

Richard Robinson, Chairman, President and Chief Executive Officer, said, "After a very strong first half, our education business was impacted in the third quarter by the combination of our educational technology and classroom and supplemental materials sales forces. The sales force integration is now largely complete and our team is fully focused on driving profitable sales in the fourth quarter and into the first quarter of next fiscal year. Scholastic's expanded range of high-quality, effective programs for reading and math intervention, such as MATH 180TM, continue to deliver great results in the classroom. With our strong sales and services organizations, we are well-positioned to provide the customized solutions that help boost student achievement at a time when the Common Core State Standards are driving high expectations for schools."

Mr. Robinson continued, "In our children's book business, we had a solid third quarter, driven by higher revenues in our school book clubs and book fairs, as well as by popular new trade releases. We are noticing a broad trend of teachers incorporating more independent reading for pleasure into the classroom, which helps children develop higher level thinking skills while also providing an important balance to the complex informational texts required by new, rigorous standards. We are responding to this growing need with our robust line-up of appealing titles and classroom book sets."

Scholastic affirmed its fiscal 2014 outlook for total revenue of approximately $1.8 billion and earnings per diluted share from continuing operations in the range of $1.40 to $1.80, before the impact of one-time items associated with cost reduction programs or non-cash, non-operating items. The Company continues to expect free cash flow in the range of $60 to $80 million.

Third Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the third quarter increased by 1% to $190.0 million, compared to $187.5 million in the prior year period. In School Book Fairs, revenue increased by 3%, reflecting higher revenue per fair compared to the prior year period, despite lower attendance in certain regions due to harsh weather conditions. In School Book Clubs, the successful implementation of new catalog mailing and incentive marketing strategies, along with our expanded line up of engaging titles, drove a 9% increase in revenues. Lower selling, general & administrative expenses compared to the prior year period also contributed to the improved operating performance in Clubs. In Trade, revenue declined 12% compared to the prior year period, which benefited from a favorable return reserve adjustment. Trade revenues reflected strong sales of popular new titles including Minecraft: Essential Handbook and LEGO®: The LEGO Movie, and the release of the second installment of the New York Times bestselling multiplatform SPIRIT ANIMALSTM series. Overall segment operating loss was $10.6 million compared to $9.9 million in the prior year period.

Educational Technology and Services. Segment revenue in the quarter decreased by 14% to $35.8 million, compared to $41.8 million in the prior year period, as the previously announced integration of the educational technology and classroom and supplemental materials units during the quarter contributed to decreased sales of READ 180®, the Company's adaptive reading intervention program. This was partially offset by MATH 180 and iReadTM sales. Segment operating loss increased to $10.7 million, compared to $3.5 million in the prior year period, primarily due to lower READ 180 revenues, a high margin product, versus the prior year period and higher amortization of pre-publication expenses related to the five new products introduced earlier in the fiscal year.

Classroom and Supplemental Materials Publishing. Segment revenue in the quarter was $44.5 million, compared to $43.2 million in the prior year period, primarily driven by increased circulation for the Company's classroom magazines. Segment operating income was $1.3 million, versus a loss of $0.2 million in the prior year period.

International. Segment revenue in the quarter decreased to $91.0 million, compared to $94.4 million in the prior year period, due to unfavorable foreign exchange rates. Excluding the impact of unfavorable foreign exchange of $6.7 million, trade revenues in the major markets, including the UK, Canada and Australia, increased, primarily due to higher sales of The Hunger Games trilogy and popular locally published titles and stronger direct sales business in Asia. Segment operating income was $0.1 million, compared to $2.0 million in the prior year period.

Media, Licensing and Advertising. Segment revenue in the quarter was $12.2 million, compared to $11.7 million in the prior year period, an increase of 4%, as a result of higher sales of Parent & Child magazine and revenue recognized from a new season of the Emmy-award winning series WordGirlTM for PBS, as well as programming library sales to Netflix and other streaming services. This was partially offset by lower sales of interactive products. Segment operating loss improved to $1.5 million from $2.2 million in the prior period.

Other Financial Results. Corporate overhead in the third quarter was $11.2 million, compared to $10.6 million in the prior year period, excluding one-time items relating to severance and restructuring expenses of $1.7 million and $3.0 million, respectively.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the fourth quarter of fiscal 2014. The dividend is payable on June 16, 2014 to shareholders of record as of the close of business on April 30, 2014.

Headquarters Building Purchase

On February 28, 2014, Scholastic closed on the purchase of its headquarters property at 555 Broadway in New York City for a net price of approximately $255 million. The purchase had the effect of increasing the Company's borrowings under its committed revolving credit facility by $175 million at quarter-end.

Maureen O'Connell, Chief Financial Officer and Chief Administrative Officer, said, "We are pleased to have completed the purchase of 555 Broadway, which we expect to be accretive to cash flow. We plan to repay the borrowings related to the purchase over time from operating funds and future proceeds from additional potential uses of this unique property in New York's SoHo neighborhood, which includes valuable retail space as well as our offices."

Year-to-Date Results

For the first nine months of fiscal 2014, revenue was $1,273.0 million, compared to $1,285.5 million in the prior year period. Earnings per diluted share from continuing operations in the same period was $0.50, compared to $0.34 a year ago, including one-time, mostly non-cash charges of $0.09 and $0.06, respectively. Excluding one-time items, the higher profitability in the current period was primarily due to increased sales of high margin educational technology products and classroom magazines, and improved results in children's books. The consolidated diluted earnings per share was $0.50 in the current period, compared to $0.29 a year ago. On a year-to-date basis, the Company generated free cash flow of $18.6 million, compared to $12.9 million in the previous year.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 20, 2014. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CFO and CAO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, April 4, 2014 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 2190661.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/14	02/28/13	02/28/14	02/28/13

Revenues	$373.5	$378.6	$1,273.0	$1,285.5

Operating costs and expenses:
Cost of goods sold	190.7	190.0	593.4	602.8
Selling, general and administrative expenses (1)	200.4	200.1	599.3	601.9
Bad debt expense	2.5	(0.6)	6.4	3.9
Depreciation and amortization	14.2	16.5	46.0	49.3
Asset impairments (2)	-	-	13.4	-
Total operating costs and expenses	407.8	406.0	1,258.5	1,257.9

Operating income (loss)	(34.3)	(27.4)	14.5	27.6

Interest expense, net	1.9	4.1	5.9	11.5
Loss on investments (3)	4.7	-	4.7	0.0

Earnings (loss) from continuing operations before income taxes	(40.9)	(31.5)	3.9	16.1

Provision (benefit) for income taxes (4)	(28.8)	(11.6)	(12.2)	5.1

Earnings (loss) from continuing operations	(12.1)	(19.9)	16.1	11.0

Earnings (loss) from discontinued operations, net of tax	0.0	(0.2)	0.2	(1.4)

Net income (loss)	($12.1)	($20.1)	$16.3	$9.6

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (5)
Basic:
Earnings (loss) from continuing operations	(0.38)	(0.62)	0.50	0.34
Earnings (loss) from discontinued operations, net of tax	0.00	(0.01)	0.01	(0.04)
Net income (loss)	(0.38)	(0.63)	0.51	0.30

Diluted:
Earnings (loss) from continuing operations	(0.38)	(0.62)	0.50	0.34
Earnings (loss) from discontinued operations, net of tax	0.00	(0.01)	0.00	(0.05)
Net income (loss)	(0.38)	(0.63)	0.50	0.29

Basic weighted average shares outstanding	32,014	31,956	31,899	31,790
Diluted weighted average shares outstanding	32,596	32,583	32,433	32,407

(1)

In the three and nine months ended February 28, 2014, the Company recognized pretax severance charges of $1.7 and $9.2, respectively, related to the Company's cost savings initiatives.  In the three and nine months ended February 28, 2013, the Company recognized pretax severance charges of $3.0 related to the Company's cost savings initiatives.

(2)	In the nine months ended February 28, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(3)	In the three and nine months ended February 28, 2014, the Company recognized a loss of $4.7 related to a UK-based cost method investment.

(4)

In the three and nine months ended February 28, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/28/14	02/28/13	Change		02/28/14	02/28/13	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$60.2	$55.2	$5.0	9%	$163.8	$162.7	$1.1	1%
Book Fairs	89.2	86.4	2.8	3%	302.1	293.0	9.1	3%
Consolidated Trade	40.6	45.9	(5.3)	(12%)	130.8	150.1	(19.3)	(13%)
Total revenue	190.0	187.5	2.5	1%	596.7	605.8	(9.1)	(2%)
Operating income (loss)	(10.6)	(9.9)	(0.7)		(3.2)	4.6	(7.8)
Operating margin	-	-			-	0.8%

Educational Technology and Services
Revenue	35.8	41.8	(6.0)	(14%)	191.5	174.0	17.5	10%
Operating income (loss)	(10.7)	(3.5)	(7.2)		32.4	26.6	5.8	22%
Operating margin	-	-			16.9%	15.3%

Classroom and Supplemental Materials Publishing
Revenue	44.5	43.2	1.3	3%	141.4	134.3	7.1	5%
Operating income (loss)	1.3	(0.2)	1.5		10.4	4.6	5.8	126%
Operating margin	2.9%	-			7.4%	3.4%

International
Revenue	91.0	94.4	(3.4)	(4%)	305.3	328.3	(23.0)	(7%)
Operating income (loss)	0.1	2.0	(1.9)	(95%)	21.6	29.5	(7.9)	(27%)
Operating margin	0.1%	2.1%			7.1%	9.0%

Media, Licensing and Advertising
Revenue	12.2	11.7	0.5	4%	38.1	43.1	(5.0)	(12%)
Operating income (loss)	(1.5)	(2.2)	0.7		(3.8)	0.0	(3.8)
Operating margin	-	-			-	0.0%

Overhead expense	12.9	13.6	0.7	5%	42.9	37.7	(5.2)	(14%)

Operating income (loss) from continuing operations	($34.3)	($27.4)	($6.9)		$14.5	$27.6	($13.1)	(47%)

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/28/14	02/28/13

Continuing Operations
	Cash and cash equivalents	$22.0	$196.7
	Accounts receivable, net	206.0	196.4
	Inventories, net	335.6	352.5
	Accounts payable	159.8	157.9
	Accrued royalties	53.9	66.3
	Lines of credit, short-term debt and current portion of long-term debt	4.7	1.8
	Long-term debt, excluding current portion	175.0	153.0
	Total debt	179.7	154.8
	Total capital lease obligations	0.0	57.6
	Net debt (1)	157.7	(41.9)

Discontinued Operations
	Total assets of discontinued operations	0.4	8.5
	Total liabilities of discontinued operations	1.1	1.7

Total stockholders' equity		876.0	845.8

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/28/14	02/28/13	02/28/14	02/28/13

	Net cash provided by (used in) operating activities	$3.8	($19.7)	$85.3	$107.7
	Less: Additions to property, plant and equipment	5.3	13.1	19.4	43.5
	Pre-publication and production costs	15.5	18.7	47.3	51.3

	Free cash flow (use) (2) (3)	($17.0)	($51.5)	$18.6	$12.9

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and nine months ended February 28, 2014 and February 28, 2013.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/14	items	One-time items	02/28/13	items	One-time items

Revenues	$373.5	$0.0	$373.5	$378.6	$0.0	$378.6

Operating costs and expenses:
Cost of goods sold	190.7	-	190.7	190.0	-	190.0
Selling, general and administrative expenses (1)	200.4	(1.7)	198.7	200.1	(3.0)	197.1
Bad debt expense	2.5	-	2.5	(0.6)	-	(0.6)
Depreciation and amortization	14.2	-	14.2	16.5	-	16.5
Asset impairments	-	-	-	0.0	-	-
Total operating costs and expenses	407.8	(1.7)	406.1	406.0	(3.0)	403.0

Operating income (loss)	(34.3)	1.7	(32.6)	(27.4)	3.0	(24.4)

Interest expense, net	1.9	-	1.9	4.1	-	4.1
Loss on investments (3)	4.7	(4.7)	-	0.0	-	-

Earnings (loss) from continuing operations before income taxes	(40.9)	6.4	(34.5)	(31.5)	3.0	(28.5)

Provision (benefit) for income taxes (4)	(28.8)	15.9	(12.9)	(11.6)	1.2	(10.4)

Earnings (loss) from continuing operations	(12.1)	(9.5)	(21.6)	(19.9)	1.8	(18.1)

Earnings (loss) from discontinued operations, net of tax	0.0	-	0.0	(0.2)	-	(0.2)

Net income (loss)	($12.1)	($9.5)	($21.6)	($20.1)	$1.8	($18.3)

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	(0.38)	(0.30)	(0.68)	(0.62)	0.06	(0.56)
Earnings (loss) from discontinued operations, net of tax	0.00	-	0.00	(0.01)	-	(0.01)
Net income (loss)	(0.38)	(0.30)	(0.68)	(0.63)	0.06	(0.57)

Diluted:
Earnings (loss) from continuing operations	(0.38)	(0.30)	(0.68)	(0.62)	0.06	(0.56)
Earnings (loss) from discontinued operations, net of tax	0.00	-	0.00	(0.01)	-	(0.01)
Net income (loss)	(0.38)	(0.30)	(0.68)	(0.63)	0.06	(0.57)

	NINE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/14	items	One-time items	02/28/13	items	One-time items

Revenues	$1,273.0	$0.0	$1,273.0	$1,285.5	$0.0	$1,285.5

Operating costs and expenses:
Cost of goods sold	593.4	-	593.4	602.8	-	602.8
Selling, general and administrative expenses (1)	599.3	(9.2)	590.1	601.9	(3.0)	598.9
Bad debt expense	6.4	-	6.4	3.9	-	3.9
Depreciation and amortization	46.0	-	46.0	49.3	-	49.3
Asset impairments (2)	13.4	(13.4)	-	0.0	-	-
Total operating costs and expenses	1,258.5	(22.6)	1,235.9	1,257.9	(3.0)	1,254.9

Operating income (loss)	14.5	22.6	37.1	27.6	3.0	30.6

Interest expense, net	5.9	-	5.9	11.5	-	11.5
Loss on investments (3)	4.7	(4.7)	-	0.0	-	-

Earnings (loss) from continuing operations before income taxes	3.9	27.3	31.2	16.1	3.0	19.1

Provision (benefit) for income taxes (4)	(12.2)	24.3	12.1	5.1	1.2	6.3

Earnings (loss) from continuing operations	16.1	3.0	19.1	11.0	1.8	12.8

Earnings (loss) from discontinued operations, net of tax	0.2	-	0.2	(1.4)	-	(1.4)

Net income (loss)	$16.3	$3.0	$19.3	$9.6	$1.8	$11.4

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	0.50	0.09	0.59	0.34	0.06	0.40
Earnings (loss) from discontinued operations, net of tax	0.01	0.00	0.01	(0.04)	-	(0.04)
Net income (loss)	0.51	0.09	0.60	0.30	0.06	0.36

Diluted:
Earnings (loss) from continuing operations	0.50	0.09	0.59	0.34	0.06	0.40
Earnings (loss) from discontinued operations, net of tax	0.00	0.00	0.00	(0.05)	-	(0.05)
Net income (loss)	0.50	0.09	0.59	0.29	0.06	0.35

(1)

In the three and nine months ended February 28, 2014, the Company recognized pretax severance charges of $1.7 and $9.2, respectively, related to the Company's cost savings initiatives.   In the three and nine months ended February 28, 2013, the Company recognized pretax severance charges of $3.0 related to the Company's cost savings initiatives.

(2)	In the nine months ended February 28, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(3)	In the three and nine months ended February 28, 2014, the Company recognized a loss of $4.7 related to a UK-based cost method investment.

(4)

In the three and nine months ended February 28, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/14	items	One-time items	02/28/13	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$60.2		$60.2	$55.2		$55.2
	Book Fairs	89.2		89.2	86.4		86.4
	Consolidated Trade	40.6		40.6	45.9		45.9
	Total revenue	190.0		190.0	187.5		187.5
	Operating income (loss)	(10.6)		(10.6)	(9.9)		(9.9)
	Operating margin	-		-	-		-

	Educational Technology and Services
	Revenue	35.8		35.8	41.8		41.8
	Operating income (loss)	(10.7)		(10.7)	(3.5)		(3.5)
	Operating margin	-		-	-		-

	Classroom and Supplemental Materials Publishing
	Revenue	44.5		44.5	43.2		43.2
	Operating income (loss)	1.3		1.3	(0.2)		(0.2)
	Operating margin	2.9%		2.9%	-		-

	International
	Revenue	91.0		91.0	94.4		94.4
	Operating income (loss)	0.1		0.1	2.0		2.0
	Operating margin	0.1%		0.1%	2.1%		2.1%

	Media, Licensing and Advertising
	Revenue	12.2		12.2	11.7		11.7
	Operating income (loss)	(1.5)		(1.5)	(2.2)		(2.2)
	Operating margin	-		-	-		-

	Overhead expense (1)	12.9	(1.7)	11.2	13.6	(3.0)	10.6

	Operating income (loss) from continuing operations	($34.3)	$1.7	($32.6)	($27.4)	$3.0	($24.4)

		NINE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/14	items	One-time items	02/28/13	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$163.8		$163.8	$162.7		$162.7
	Book Fairs	302.1		302.1	293.0		293.0
	Consolidated Trade	130.8		130.8	150.1		150.1
	Total revenue	596.7		596.7	605.8		605.8
	Operating income (loss) (2)	(3.2)	13.4	10.2	4.6		4.6
	Operating margin	-		1.7%	0.8%		0.8%

	Educational Technology and Services
	Revenue	191.5		191.5	174.0		174.0
	Operating income (loss)	32.4		32.4	26.6		26.6
	Operating margin	16.9%		16.9%	15.3%		15.3%

	Classroom and Supplemental Materials Publishing
	Revenue	141.4		141.4	134.3		134.3
	Operating income (loss)	10.4		10.4	4.6		4.6
	Operating margin	7.4%		7.4%	3.4%		3.4%

	International
	Revenue	305.3		305.3	328.3		328.3
	Operating income (loss) (3)	21.6	0.6	22.2	29.5		29.5
	Operating margin	7.1%		7.3%	9.0%		9.0%

	Media, Licensing and Advertising
	Revenue	38.1		38.1	43.1		43.1
	Operating income (loss)	(3.8)		(3.8)	0.0		0.0
	Operating margin	-		-	0.0%		0.0%

	Overhead expense (1)	42.9	(8.6)	34.3	37.7	(3.0)	34.7

	Operating income (loss) from continuing operations	$14.5	$22.6	$37.1	$27.6	$3.0	$30.6

(1)

In the three and nine months ended February 28, 2014, the Company recognized pretax severance charges of $1.7 and $8.6, respectively, in Corporate Overhead related to the Company's cost savings initiatives.   In the three and nine months ended February 28, 2013, the Company recognized pretax severance charges of $3.0 in Corporate Overhead related to the Company's cost savings initiatives.

(2)	In the nine months ended February 28, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(3)	In the nine months ended February 28, 2014, the Company recognized a pretax severance charge in its International segment of $0.6 related to the Company's cost savings initiatives.

SCHL: Financial

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CONTACT: Scholastic Corporation: Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, or Media: Kyle Good, (212) 343-4563, kgood@scholastic.com